As filed with the Securities and Exchange Commission on June 10, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ANGI INC.
(Exact name of registrant as specified in its charter)

Delaware	82-1204801
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3601 Walnut Street,
Denver, CO 80205
(Address of Principal Executive Offices including Zip Code)
Amended and Restated Angi Inc. 2017 Stock and Annual Incentive Plan
(Full title of the plan)

Shannon Shaw
Chief Legal Officer
Angi Inc.
3815 River Crossing Pkwy, Suite 360
Indianapolis, IN 46240
(303) 963-7200
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Angi Inc. (the “Registrant”) to register an additional 2,400,000 shares of its Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), for issuance under the Amended and Restated Angi Inc. 2017 Stock and Annual Incentive Plan (the “2017 Plan”). On April 28, 2026, the Registrant filed a definitive proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (the “Commission”) that included a proposal to add an additional 2,400,000 shares to the existing 2017 Plan. This proposal was approved by stockholders at the Registrant’s 2026 annual meeting of stockholders on June 10, 2026.
In accordance with General Instruction E of Form S-8, the Registrant hereby incorporates by reference into this Registration Statement the contents of the original Registration Statement on Form S-8 relating to the 2017 Plan, filed with the Commission on October 3, 2017 (Commission File No. 333-220788) (the “Prior Registration Statement”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), as applicable, are hereby incorporated by reference into this Registration Statement:

1.	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

2.	the Registrant’s definitive proxy statement on Schedule 14A relating to its 2026 annual meeting of stockholders;

3.	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026;

4.
the Registrant’s Current Reports on Form 8-K filed on each of January 7, 2026, March 12, 2026, April 14, 2026 and May 5, 2026 (other than information therein that is furnished and not deemed filed with the Commission); and

5.	the description of the Registrant’s Class A Common Stock filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents (other than information therein that is furnished and not deemed filed with the Commission). Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.
The first paragraph of “Item 6. Indemnification of Directors and Officers” in the Prior Registration Statement is hereby amended and restated in its entirety as follows:

    Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability: (i) for any breach of the director or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) of an officer in any action by or in the right of the corporation. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

Item 8.    Exhibits.
The following is a list of exhibits filed as part of this Registration Statement.

Exhibit Number	Description of Exhibit	Location
4.1	Amended and Restated Angi Inc. 2017 Stock and Annual Incentive Plan.	Filed herewith.
4.2	Amended and Restated Certificate of Incorporation of Angi Inc.	Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024.
4.3	Amended and Restated Certificate of Incorporation of ANGI Homeservices Inc.	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on October 2, 2017.
4.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of ANGI Homeservices Inc. (effective as of March 17, 2021).	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on March 17, 2021.
4.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Angi Inc. (dated as of June 13, 2024).	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on June 14, 2024.
4.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Angi Inc. (dated as of March 21, 2025).	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on March 24, 2025.
4.7	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Angi Inc. (dated as of March 31, 2025).	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on April 1, 2025.
4.8	Amended and Restated Bylaws (as amended April 30, 2026).	Exhibit 3.7 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026.
5.1	Opinion of Faegre Drinker Biddle & Reath LLP.	Filed herewith.
23.1	Consent of Ernst & Young LLP.	Filed herewith.
23.2	Consent of Faegre Drinker Biddle & Reath LLP.	Included in Exhibit 5.1.
24.1	Power of Attorney (included on the signature page of this Registration Statement).	Filed herewith.
107.1	Filing Fee Table.	Filed herewith.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 10th day of June, 2026.

Angi Inc.

By:     /s/ Jeffrey W. Kip
Name:     Jeffrey W. Kip
Title:     Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Julie Hoarau and Shannon M. Shaw, and each of them acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY W. KIP	Chief Executive Officer, Director	June 10, 2026
Jeffrey W. Kip	(Principal Executive Officer)

/s/ JULIE HOARAU	Chief Financial Officer	June 10, 2026
Julie Hoarau	(Principal Financial Officer)

/s/ AUSTIN KAPLICER	Chief Accounting Officer	June 10, 2026
Austin Kaplicer	(Principal Accounting Officer)

/s/ ANGELA R. HICKS BOWMAN	Director	June 10, 2026
Angela R. Hicks Bowman

/s/ SANDRA BUCHANAN	Director	June 10, 2026
Sandra Buchanan

/s/ THOMAS R. EVANS	Director	June 10, 2026
Thomas R. Evans

/s/ ALESIA J. HAAS	Director	June 10, 2026
Alesia J. Haas

/s/ JOSEPH M. LEVIN	Executive Chairman of the Board and Director	June 10, 2026
Joseph M. Levin

/s/ JEREMY G. PHILIPS	Director	June 10, 2026
Jeremy G. Philips

/s/ THOMAS C. PICKETT, JR.	Director	June 10, 2026
Thomas C. Pickett, Jr.

/s/ GLENN H. SCHIFFMAN	Director	June 10, 2026
Glenn H. Schiffman

/s/ SUZY WELCH	Director	June 10, 2026
Suzy Welch